Exhibit 10.1
Dated: 7th May 2008
REVOLVING CREDIT FACILITY AGREEMENT
£7,500,000
FACILITY AGREEMENT
for
CASH AMERICA INTERNATIONAL INC

THIS AGREEMENT is made between:
(1)	CASH AMERICA INTERNATIONAL INC (the “Borrower”) of 1600 West 7th Street, Fort Worth, Texas 76102-2599; and

(2)	BARCLAYS BANK PLC (the “Bank”) of Level 11, 1 Churchill Place, London E14 5HP.
IT IS AGREED as follows:
1.	Definitions and Interpretations

In this Agreement, unless the context requires otherwise:

“Advance” means the principal amount of each borrowing made or to be made under the Facility or (as the case may be) the principal amount for the time being outstanding in respect of such borrowing;

“Applicable Margin” means on and from the date of this Agreement 1.10 per cent. per annum, and thereafter shall be determined in accordance with the table below, provided that if an Event of Default is outstanding, the Applicable Margin shall be the highest applicable margin.

Leverage Ratio (as calculated under paragraph 17.2.2 below and confirmed in the	Applicable Margin
latest compliance certificate provided to the Bank)	(per cent. per annum)
Up to 1.5 to 1.0	1.10
Greater than or equal to 1.5 to 1.0, but less than 2.0 to 1.0	1.325
Greater than or equal to 2.0:1.0	1.575
“Business Day” means a day (other than a Saturday or Sunday) on which the Bank is ordinarily open to effect transactions of the kind contemplated in this Agreement and, if a payment is to be made in euros, on which such payment system as the Bank chooses is operating for the transfer of funds for the same day value;
“constitutional documents” means the incorporation or other formation documents filed with the applicable governing authority and, as applicable, the bylaws, limited partnership agreement, limited liability company regulations or similar document.
“Drawdown Notice” means a notice substantially in the form of Schedule 2 ;
“EMU” mean Economic and Monetary Union as contemplated in the Treaty establishing the European Community, as amended from time to time;
“euro” or “€” means the single currency of the participating Member States adopted under Council Regulation (EC) No 974/98;
“Event of Default” means any event or circumstance referred to in clause 18;

“Facility” means the loan facility made available under this Agreement (as reduced from time to time in accordance with its provisions);
“Finance Document” means any of this Agreement and/or any guarantee and/or security documents entered into in connection with clause 5 of this Agreement;
“Group” means the Borrower and its Subsidiaries (and “member of the Group” shall be construed accordingly);
“indebtedness” includes any obligation, whether incurred as principal or surety, for the payment or repayment of money, whether actual or contingent, present or future, secured or unsecured;
“Interest Period” means, for an Advance or an overdue amount, each successive period selected under this Agreement for the purpose of calculating the interest rate from time to time applicable to that Advance;
“Loan” means the aggregate principal amount of all Advances for the time being outstanding;
“Mandatory Costs” means the percentage rate per annum calculated by the Bank in accordance with Schedule 3;
“month” means a period starting on one day in a calendar month and ending on the corresponding day in the next calendar month or, if that is not a Business Day, on the next Business Day unless that falls in another calendar month in which case it shall end on the preceding Business Day, save that where a period starts on the last Business Day in a month or there is no corresponding day in the month in which the period ends, that period shall end on the last Business Day in the later month;
“person” includes any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing;
“Potential Event of Default” means any event or circumstance which, with the expiry of a grace period, giving of notice, or fulfilment of any other condition, would be an Event of Default;
“Reputation Risk Event” means any act, matter, event or circumstance which results in, or could, in the reasonable opinion of the Bank be expected to result in, damage to the reputation of any part of the Barclays Group;
“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;
“Sterling” and “£” mean the lawful currency for the time being of the UK;
“Subsidiary” means a subsidiary undertaking of the Borrower, including, for the avoidance of doubt, CashEuroNet UK LLC.
“Termination Date” means the date falling 18 months after the date of this Agreement;
“UK” means the United Kingdom of Great Britain and Northern Ireland;
“VAT” means value added tax or any similar tax substituted for it from time to time.

1.2	References to any statutory provision includes any amended or re-enacted version of such provision with effect from the date on which it comes into force.

1.3	Save where the context otherwise requires, any expression in this Agreement importing the singular shall include the plural and vice versa.

1.4	References to a time of the day are references to the time in London.

1.5	If the UK moves to the third stage of EMU, the Bank shall be entitled to make such changes to the Finance Documents as it reasonably considers are necessary to reflect the changeover to euro (including, without limitation, the rounding (up or down) of fixed monetary amounts to convenient fixed amounts in euro and amending any provisions to reflect the market conventions for a facility of the kind contemplated in this Agreement).

1.6	A person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefits of such Finance Document.

1.7	References to the “Bank”, the “Borrower”, or the parties shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

1.8	A “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated.

2.	The Facility

2.1	Subject to the terms of this Agreement, the Bank makes available to the Borrower a sterling revolving loan facility of up to £7,500,000 (seven million five hundred thousand pounds sterling).

2.2	The offer contained in this Agreement is available for acceptance until 30 June, 2008 after which date the offer will lapse unless extended in writing by the Bank.

3.	Purpose

The Borrower shall apply all amounts borrowed by it under this Agreement towards financing the operations of CashEuroNet UK LLC.

4.	Conditions Precedent

The Facility will become available to the Borrower for drawing only upon receipt by the Bank of the documents and other evidence listed in Schedule 1 in form and substance satisfactory to the Bank.

5.	Security and Guarantee(s)

5.1	At the date of this Agreement, the Facility is unsecured.

6.	Drawdown

6.1	The Borrower may request an Advance to be made under the Facility by giving such officer of this branch of the Bank as the Bank may designate a Drawdown Notice by not later than 12:00 noon on the first day of the Interest Period relating to such Advance.

6.2	A Drawdown Notice will not be regarded as being duly completed unless:

(a)	it specifies the amount of the proposed Advance (to be in a minimum amount of £250,000 and a multiple of £250,000) up to the undrawn amount of the Facility; and

(b)	the proposed date of the making of the Advance is a Business Day falling at least 30 days before the Termination Date.
6.3	No Advance shall be made if, at the drawing date, there would be a breach of any of the representations and warranties in clause 15 below or a breach of any covenant in clause 17 below or there exists an Event of Default or a Potential Event of Default, or if as a result of the Advance, there would be more than 5 Advances outstanding.

6.4	If the conditions set out in this Agreement are met, the Bank shall make the requested Advance available to the Borrower.

7.	Interest

7.1	Interest will accrue during each Interest Period for an Advance at the rate determined by the Bank to be the aggregate of (a) the Applicable Margin, (b) the cost of sterling deposits (being the annual percentage rate at which sterling deposits are offered by the Bank in the London Interbank Market for delivery on the first day of that Interest Period in an amount and for a period comparable to such Advance and such Interest Period) and (c) the Mandatory Cost.

7.2	The Interest Period for an Advance shall be a duration of 1 week, 2 weeks, or 1, 2, 3 or 6 or 12 months (at the Borrower’s option) or such other duration as may be mutually agreed, commencing on drawdown of that Advance. The Borrower must notify such officer of this branch of the Bank as the Bank may designate by 12:00 noon at the latest on the day of drawdown of an Advance of the duration of the Interest Period selected.

7.3	Interest on each Advance will be calculated on the basis of actual days elapsed over a 365 day year (or on such other basis as the Bank considers consistent with the then applicable market practice for facilities of this kind) and will be payable in arrear by the Borrower on the last Business Day of each Interest Period relating to such Advance, except that if an Interest Period exceeds six months, interest shall be payable six monthly in arrear and on the last Business Day of such Interest Period.

7.4	Reference to the cost of sterling deposits and to the London Interbank Market shall, if such cost ceases to be market practice/ordinarily used by the Bank for the purpose of calculating interest on facilities of this kind or such market no longer exists in comparable form, be construed as meaning the appropriate alternative cost or source of funds as the case may be, as determined by the Bank.

8.	Interest on an Overdue Amount

8.1	Any money payable under this Agreement which is not paid when due by the Borrower shall bear interest on a daily basis from the due date to the date of actual payment. Such interest shall be calculated by reference to such successive default Interest Periods as the Bank may from time to time select.

8.2	Interest shall be charged at the rate per annum determined by the Bank to be equal to 1% above the rate applicable under clause 7.1 above. Interest so accrued shall be due either on demand or (in the absence of demand) on the last day of the default Interest Period in which it accrued and, if unpaid, shall be compounded on the last day of that and each successive Interest Period. Interest shall be charged and compounded on this basis both before and after any judgement obtained under this Agreement.

9.	Repayment and Cancellation

9.1	Each Advance shall be repaid on the maturity date of the Interest Period selected for such Advance. The Facility is revolving however and any amount which has been repaid will be available for redrawing by way of further Advances in accordance with clause 6 above.

9.2	All outstanding Advances and other sums (if any) owing under the Facility shall in any event be repaid or paid in full by the Termination Date.

9.3	The Borrower may at any time by notice to the Bank (effective only on actual receipt) cancel with effect from a date not less than 30 days after the receipt by the Bank of such notice the whole or any part (in minimum amounts and multiples of £500,000) of the Facility which is not (at the proposed date of cancellation) being borrowed or has not then been requested. Any such notice of cancellation once given shall be irrevocable.

9.4	The Borrower may at any time following seven days’ irrevocable notice to the Bank (effective only on actual receipt) prepay the whole or any part (in a minimum amount and multiples of £500,000) without penalty but subject to Break Costs.

10.	Payments

10.1	All payments by the Borrower, whether of principal, interest or otherwise, shall be made to the Bank not later than 12 noon on the due date in same day funds (or as otherwise expressly agreed by the Bank), without set-off or counterclaim and free of any deduction or withholding for or on account of tax unless the Borrower is compelled by law to make such a payment subject to the deduction or withholding of tax (in which case the provisions of clause 11.1 below shall apply).

10.2	The Bank shall be entitled to adjust the dates for the making of payments under the Facility, and the duration of Interest Periods, where in the Bank’s opinion it is necessary to do so in order to comply with the practice from time to time prevailing in the London Interbank Market or any other financial market relevant for the purposes of the Facility.

11.	Tax

11.1	If the Borrower is compelled by law to make any deduction or withholding for or on account of tax from any payment, whether of principal, interest or otherwise, or the Bank is compelled by law to make any payment in respect of tax (other than tax on overall net income), in each case from or in respect of any amount payable or paid by the Borrower hereunder, the Borrower will pay to the Bank such additional amount as is required to ensure that the Bank receives and retains (free from liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received if no such deduction, withholding or payment had been made.

11.2	All taxes required by law to be deducted or withheld by the Borrower from any amounts payable or paid hereunder shall be paid by the Borrower to the appropriate authority within the time allowed for such payment under applicable law and the Borrower shall, within 30 days of the payment being made, deliver to the Bank evidence reasonably satisfactory to the Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

12.	Change of Circumstances

12.1	In the event of:
(a)	any change in applicable law, regulation or practice resulting in the Bank being subjected to any new or additional tax, levy, duty, charge, penalty, deduction or withholding of any nature (other than tax on the Bank’s overall net profits and gains), or

(b)	any existing requirements of any central bank, governmental, fiscal, monetary, regulatory or other authority in any applicable jurisdiction affecting the conduct of the Bank’s business being changed or any new requirements being imposed (whether or not having the force of law) including, without limitation, any resulting from the introduction or operation of the euro and a request or requirement which affects the manner in which the Bank allocates capital resources to its commitments, including its obligations under this Agreement, or and the result is in the sole opinion of the Bank (confirmed in writing to the Borrower and attaching such details as the Bank considers (in its sole opinion) reasonable) (directly or indirectly) to increase the cost to the Bank of funding, making available or maintaining the Facility or to reduce the amount of any payment received or receivable by the Bank or to reduce the effective return to the Bank, then the Borrower shall pay to the Bank on demand such sum as may be certified in writing by the Bank to the Borrower as necessary to compensate the Bank for such increased cost or such reduction.
12.2	At any time following the Bank making a certification under clause 12.1 above, the Borrower may, if it gives the Bank not less than five Business Days’ (or such shorter time as the Bank may determine) irrevocable prior notice specifying the prepayment date, prepay all (but not part) of the Loan without penalty (subject to any break costs that the Bank, acting reasonably, determines that it will incur in respect of such prepayment of the Loan (“Break Costs”)).

The Borrower shall then be obliged to prepay the Loan to the Bank on such date, together with all interest accrued to the date of actual payment and all other sums due to the Bank under this Agreement, including any applicable Break Costs.

13.	Fees

13.1	An arrangement fee in the amount agreed with the Bank will be payable by the Borrower to the Bank on acceptance of this offer.

13.2	An intial commitment fee of 0.25 per cent. per annum calculated on a daily basis from the date of the Borrower’s acceptance of this offer on the undrawn portion of the Facility will be payable by the Borrower to the Bank quarterly in arrear and on the Termination Date. Following the delivery of the first compliance certificate, the commitment fee set out above shall vary according to the Leverage Ratio of the Borrower as set out below, provided that if an Event of Default is outstanding, the commitment fee payable shall be highest applicable rate.

Leverage Ratio (as calculated under paragraph 17.2.2 below and confirmed
in the latest compliance certificate provided to the Bank)	Commitment fee (per cent. per annum)
Up to 1.5:1.0	0.25
Greater than or equal to 1.5:1.0, but less than 2.0:1.0	0.25
Greater than or equal to 2.0:1.0	0.30
13.3	Any fee referred to in clauses 13.1 and 13.2 is exclusive of any VAT which might be chargeable in connection with that fee. If any VAT is so chargeable, it shall be paid by the Borrower to the Bank at the same time as it pays the relevant fee.

14.	Legal, Valuation and other Expenses
(i)	any pre-agreed legal and valuation fees and expenses (including documentation fees) (including any applicable VAT) and other out of pocket expenses (including any applicable VAT) incurred by the Bank in connection with the preparation, execution and implementation of this Agreement (and the documents referred to herein); and

(ii)	all legal and valuation and other expenses (whether pre-agreed with the Borrower or not) in connection with the enforcement and preservation by the Bank of its rights under this Agreement and/or such documents, will be reimbursed by the Borrower on demand by the Bank on a full indemnity basis (whether or not the Facility is drawn down) and may be debited to the Borrower’s account with the Bank without further authority from the Borrower.
15.	Representations and Warranties

15.1	By accepting this Agreement, the Borrower represents and warrants to the Bank on the date of this Agreement that:
(a)	(i)	it is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

	(ii)	it and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted;
(b)	the obligations expressed to be assumed by it in the Finance Documents to which it is a party, are legal, valid, binding and enforceable obligations;

(c)	the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:
(i)	any law or regulation applicable to it or any of its Subsidiaries;

(ii)	its and each of its Subsidiaries’ constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets;

(d)		it and each of its Subsidiaries has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, those Finance Documents to which it is a party and the transactions contemplated by such Finance Documents;

(e)		all authorisations required or desirable to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement have been obtained or effected and are in full force and effect;

(f)	(i)	no Event of Default is continuing or might reasonably be expected to result from the making of any Advance;

	(ii)	no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which might have a material adverse effect on the financial condition or business operations of the Borrower;
(g)	(i)	any factual information provided by it to the Bank was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

	(ii)	any financial projections provided by it to the Bank have been prepared on the basis of recent historical information on the basis of reasonable assumptions;

	(iii)	nothing has occurred since the date that any such information was provided or has been omitted from such information provided to the Bank and no information has been given or withheld by it or any member of the Group that results in the information supplied being untrue or misleading in any material respect;
(h)	(i)	its most recent accounts provided by the Borrower were prepared in accordance with US GAAP consistently applied unless expressly disclosed to the Bank in writing to the contrary before the date of this Agreement;

	(ii)	its most recent accounts provided by the Borrower fairly represent its financial condition and operations during the relevant financial year unless expressly disclosed to the Bank in writing to the contrary before the date of this Agreement;

	(iii)	there has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) or the trading position or prospects of the Borrower since the date to which the latest audited consolidated accounts of the Borrower made available to the Bank were prepared;
(i)	its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(j)	except for litigation, arbitration or administrative proceedings disclosed in the Borrower’s filings with the Securities and Exchange Commission or pursuant to Section 17.1 (h) of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect on the financial condition or business operations of the Borrower or any Subsidiary have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries; and
(k)	neither the Borrower’s acceptance of this offer nor the performance by it of its obligations or the exercise of any of its rights under the terms of any Finance Document will result in the existence of, or oblige the Borrower or any Subsidiary to create, any Security Interest in favour of any third party (other than the Bank) over the whole or any part of the undertaking or assets, present or future, of the Borrower or any Subsidiary and these are no subsisting mortgage, charges or other Security Interests affecting any of the undertaking, property assets or revenues of the Borrower any subsidiary other than those detailed within clause 17.1(c) below; and

(l)	all payments by the Borrower to the Bank under the Facility may be made free and clear of any deductions or withholdings on account of taxes.
15.2	The Borrower shall be deemed to repeat the representations and warranties contained in clause 15.1 on each occasion when an Advance is drawn down and on each interest payment date (and in any event at intervals not exceeding six months) by reference to the facts and circumstances then existing.

16.	Information

16.1	The Borrower undertakes to provide to the Bank:
(a)	(i) quarterly management accounts (including trading and profit and loss account and balance sheet) of CashEuroNet UK LLC as soon as they are available and in any event no later than 60 days after the quarter end; and (ii) copy of the Borrower’s annual SEC 10K filing on an annual basis no later than 120 days after the financial year end of the Borrower, and copy of the Borrower’s quarterly SEC 10Q filing for each quarter (except the final quarter of the year) no later than 60 days after the end of the quarter

(b)	copies of any circular issued to shareholders or holders of loan capital and not available at www.sec.gov;

(c)	any other information which the Bank may request from time to time including the provision of a certificate of compliance on a quarterly basis and within 60days of the end of the relevant quarter in respect of the covenants detailed in clause 17.2 below certified by an officer of the Borrower.
16.2	In the event of the Borrower adopting any proposed change in accounting principles for the purposes of its audited consolidated accounts from those on the basis of which its most recent audited consolidated accounts as at the date of this Agreement were prepared, then, if the Bank is of the opinion that any such change materially affects any of the financial covenants detailed in clause 17.2 below, it shall be entitled to require such financial covenants to be amended in such manner as it may deem appropriate to reflect such change.

17.	Covenants

17.1	By accepting this Agreement, the Borrower undertakes for so long as any liability remains outstanding hereunder that, save with the prior written consent of the Bank:

(a)	The Borrower shall promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents; and

(ii)	supply certified copies to the Bank of any authorisation required under any law or regulation applicable in the United Kingdom to operate its business in the United Kingdom, except as already provided under Schedule 1 .
(b)		The Borrower shall comply in all respects with all laws and regulations to which it may be subject, including those relating to the environment.

(c)	(i)	The Borrower shall not (and the Borrower shall also ensure that no other member of the Group will) create or permit to subsist any Security Interest over any of its assets.

	(ii)	The Borrower shall not (and the Borrower shall also ensure that no other member of the Group will):
(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising indebtedness or of financing the acquisition of an asset.
(iii)	Paragraphs (i) and (ii) above do not apply to:
(A)	any Security Interest disclosed to the Bank in writing prior to the date of this Agreement except to the extent the principal amount secured by that Security Interest exceeds the amount stated in that letter;

(B)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(C)	any lien arising by operation of law, including, without limitation:
I.	liens imposed by mandatory provisions of law such as for materialmen’s, mechanics, warehousemen’s and other like liens arising in the ordinary course of business, securing indebtedness whose payment is not yet due and payable or if the same are being contested in good faith and as to which adequate reserves have been provided;

II.	liens for taxes, assessments and governmental charges or levies imposed upon a person or upon such person’s income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate reserves have been provided;

III.	encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such do not impair the use of such real property for the uses intended, and none of which is violated by existing or proposed structures or land use;

IV.	liens arising by operation of law in connection with judgments being appealed;
(D)	any lien arising in the ordinary course of trading and securing amounts not more than 90 days overdue for payment;

(E)	Pledges or deposits made to secure payment of worker’s compensation (or to participate in any fundin connection with worker’s compensation), umemployment insurance, pensions or social security programs;

(F)	good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations, deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges;

(G)	Contractual or statutory landlord’s liens arising in the ordinary course of the Borrower’s or any Subsidiary’s leasing activities;

(H)	any Security Interest over or affecting any asset acquired by a member of the Group or over or affecting any asset of any company acquired by a member of the Group, in each case after the date of this Agreement, if:
(i)	the Security Interest was not created in contemplation of the acquisition of that asset or that company by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset or that company by a member of the Group; and

(iii)	any Security Interest is removed or discharged within 6 months of the date of acquisition of such asset or such company;
(I)	any Security Interest entered into pursuant to any security agreement contemplated by clause 5 of this Agreement, or as the Bank my specifically approve in writing;
(iv)	Paragraph (ii) above does not apply apply to any sale, lease, transfer, other disposal or arrangement where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer, other disposal or arrangement, other than any permitted under paragraph (iii) above does not exceed 15% of Net Worth in any financial year.
(d)	(i)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), enter into a single material transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

	(ii)	Paragraph (i) above does not apply to any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of trading of the disposing entity; or

(b)	of assets in exchange for assets comparable or superior as to type, value and quality.
(e)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction which involves a third party or person not affiliated with Borrower on the effective date of this facility.

(f)	The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement.

(g)	The Borrower shall maintain adequate insurance on and in relation to its business and assets with reputable underwriters or insurance companies against such risks to the extent usual for persons carrying on a business such as that carried on by the Borrower and each of its Subsidiaries and such other risks as the Bank may from time to time reasonably require.

(h)	The Borrower shall forthwith, upon becoming aware of it, inform the Bank of any material litigation, arbitration or administration proceeding pending or, to the best of its knowledge, information and belief, threatened against the Borrower or any Subsidiary that would, to the best of the Borrower’s knowledge, would, if decided adversely to the Borrower or Subsidiary, as the case may be, result in a material adverse effect on the Borrower’s financial condition or results of operation or the financial condition or results of operation of the Group as a whole.
(i)	The Borrower shall forthwith, upon becoming aware of it, inform the Bank of the occurrence of any Event of Default or Potential Event of Default and also inform the Bank of any steps taken or proposed to be taken to remedy or mitigate the effect of any such event.

(j)	The Borrower’s obligations under the Finance Documents shall at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
17.2	Financial Covenants

By accepting this Agreement, the Borrower undertakes as set out below for so long as any liability remains outstanding hereunder, save with the prior written consent of the Bank.
17.2.1 Minimum Net Worth
The Borrower shall not permit Net Worth to be less than the sum of:
(i)	$355,763,250: plus

(ii)	50 per cent. of Net Income (with no deduction for net losses during any quarterly period) earned after September 30th 2006; plus

(iii)	100 per cent. of Net Proceeds earned after September 30th 2006.
17.2.2 Leverage Ratio
The Borrower shall not permit the Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.00:1.
17.2.3 Debt Service Cover Ratio
Consolidated EBITDA plus rent and lease expense, in each case for the period of four consecutive fiscal quarters ending on such date shall not be less than 1.75 times the sum of the sum of (i) Interest Expense, plus (ii) all scheduled principal payments on Consolidated Total Borrowings (specifically excluding any unscheduled mandatory prepayments and any optional prepayments on Consolidated Total Borrowings), plus (iii) rent and lease expense, in each case for the four consecutive fiscal quarters ending on such date.
For the purposes of this paragraph 17:
“Leverage Ratio” means for the purpose of any date of determination the ratio of Consolidated Total Net Borrowings to EBITDA for the period of the four consecutive fiscal quarters ending on such date.
“Consolidated Total Net Borrowings” means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.
“Consolidated Total Borrowings” means, in respect of the Group, at any time the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Borrower drawn up at that time:
(i)	any moneys borrowed;

(ii)	any acceptance under any acceptance credit (including any dematerialised equivalent);

(iii)	any bond, note, debenture, loan stock or other similar instrument;

(iv)	any indebtedness under a finance or capital lease;

(v)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(vi)	any amounts attributable to any redeemable preference shares;

(vii)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset deemed payable and appears on the consolidated balance sheet of the Borrower; and

(viii)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing

“EBITDA” has the meaning with respect to any period Net Income for such period, excluding
(i)	any depreciation or amortisation whatsoever;

(ii)	all extraordinary items (whether positive or negative);

(iii)	any amount of tax on profits, gains or income paid or payable by the Group and any amount of any rebate or credit in respect of tax on profits, gains or income received or receivable by the Group;

(iv)	Interest Expense;

(v)	to the extent otherwise included, any unrealised gains or losses due to exchange rate movements; and

(vi)	including upon the acquisition of any assets which generate EBITDA (whether positive or negative) or the disposition of any assets which prior to such disposition generated EBITDA (whether positive or negative), include the actual trailing 12 month EBITDA of the acquired assets, or exclude the actual trailing 12 month EBITDA of the disposed assets, as the case may be.
“Consolidated Cash and Cash Equivalents” means, as of any date of determination, is the amount equal to the amount of cash and cash equivalents, determined in accordance with US GAAP, as it appears on the consolidated balance sheet of the Borrower and the consolidated Subsidiaries, in each case as of such date of determination.
“Interest Expense” means, whether paid or accrued (including the interest component of any finance lease) of the Borrower and its Subsidiaries, all as determined in accordance with US GAPP as it appears in the consolidated income statement of the Borrower and its consolidated Subsidiaries.
“Net Worth” means, as of any date, the total shareholder’s equity (including common stock and any receivables secured by common stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the consolidated balance sheet of the Borrower as of such date in accordance with US GAAP, but excluding all other comprehensive income or losses resulting from foreign currency translation adjustments or derivative value fluctuation.
“Net Income” means, with respect to any period, the net income or loss of the Borrower on a consolidated basis for such period, determined in accordance with US GAAP.
“Net Proceeds” is equal to the additional paid-capital excluding any amounts attributable to the issuance of shares under restricted stock units plan for that period (other than issuance to the Borrower or a wholly-owned subsidiary).
18.	Events of Default

Each of the events or circumstances set out in this clause 18 is an Event of Default.
(a)	The Borrower does not pay on the due date any amount payable pursuant to any Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(i)	its failure to pay is caused by administrative or technical error; and

(ii)	payment is made within three Business Days of its due date.
(b)	The Borrower does not comply with any provision of any Finance Document (other than those referred to in clause 18(a)).

(c)	Any representation or statement made or deemed to be made by the Borrower in the Agreement or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(d)	any indebtedness of the Borrower under any line of credit with banks or other lenders, or under any debt instruments issued by Borrower, or any guaranty of such indebtedness by any Subsidiary becomes immediately due and payable, or capable of being declared so due and payable, prior to its stated maturity, by reason of default, or the Borrower or any Subsidiary fails to discharge any such indebtedness on its due date or within any originally applicable grace period (other than a liability which the Borrower or the relevant Subsidiary is contesting in good faith on the basis of favourable legal advice).
(e)	(i)	A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(ii)	The value of the consolidated assets of the Borrower is less than its consolidated liabilities (taking into account contingent and prospective liabilities).

(iii)	A moratorium is declared in respect of any indebtedness of any member of the Group.
(f)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not a Borrower;

(ii)	a composition, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not the Borrower), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security Interest over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.
(g)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group.

(h)	The Borrower or the Group taken as a whole ceases or threatens to cease to carry on all or a substantial part of its business or operations, or selling,

transferring or otherwise disposing of the whole or a substantial part of its undertaking or assets, whether by a single transaction or a number of transactions, without the prior written consent of the Bank.
(i)	Control of the Borrower passes or having passed, whether by virtue of any agreement, offer, scheme or otherwise, to any person or persons (including institutions or companies), either acting individually or in concert, without the prior written consent of the Bank.

(j)	CashEuroNet UK LLC ceases to be a Subsidiary of the Borrower.

(k)	It is or becomes unlawful for a Borrower to perform any of its obligations under a Finance Document to which it is a party.

(k)	The Borrower repudiates any Finance Document or evidences an intention to repudiate any Finance Document.

(l)	The cessation for any reason of any consent, authorisation, licence and/or exemption which is required to enable the Borrower or any Subsidiary to carry on all or part of its business, or the taking by any governmental, regulatory or other authority of any action in relation to the Borrower or any Subsidiary (whether or not having the force of law) which could have a material adverse effect on all or part of such business.
On and at any time after an Event of Default, the Bank’s commitment to make available the Facility (or any undrawn balance) shall cease and the Loan and all accrued interest and other amounts owing under the Finance Documents shall become repayable forthwith on demand in writing made by the Bank at any time.
19.	Assignment and Transfer

19.1	The Borrower may not assign or transfer any of its rights or obligations under or in respect of any Finance Document.

19.2	The Bank may, at any time, assign, transfer or novate either in law or in equity all or any of its rights, benefits and/or obligations in respect of this Agreement, in whole or in part, to (i) any bank(s), financial institution(s), trust(s), fund(s) or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and/or (ii) any other person in connection with a securitisation of all or any part of the Bank’s loan assets from time to time.

19.3	A transfer by the Bank of any of its obligations hereunder will only be effective if the person to which the Bank novates or assigns all or any part of its obligations hereunder shall first confirm to the Borrower and the Bank, in a form and substance satisfactory thereto, that it agrees to be bound by the terms of this Agreement in respect of such obligations, whereupon, to the extent that the Bank seeks to transfer its obligations hereunder:
(a)	the Bank and the Borrower shall be released from further obligations towards each other hereunder (the “discharged obligations”) and their respective rights against each other shall be cancelled (the “discharged rights”); and

(b)	the Borrower and the proposed transferee shall:
(i)	assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the proposed transferee and not the Bank; and

(ii)	acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the proposed transferee and not the Bank.
19.4	The Borrower acknowledges that any person to which the rights, benefits and/or obligations of the Bank may from time to time be so assigned, transferred or novated, shall be entitled to share the benefit of this Agreement as if such person had constituted an original lender under this Agreement to the extent of such assignment, transfer or novation.

19.5	The Borrower irrevocably authorises the Bank, at its discretion, at any time or from time to time, to disclose any information concerning the Borrower, its Subsidiaries and the Facility to (i) any associated company of the Bank, (ii) any actual or prospective assignee or transferee referred to in clause 19.2, (iii) any actual or prospective sub-participant and (iv) any other person who, in the Bank’s opinion, requires such information in connection with any arrangements relating to a transaction contemplated in clause 19.2. The above authority is without prejudice to the Bank’s right or duty of disclosure implied or required by law or otherwise.

19.6	The Borrower agrees to execute and deliver, or to procure the execution and delivery of, such document(s), and/or shall accept or procure the acceptance of such amendments to this Agreement as may in each case be requested by the Bank in connection with such assignment, transfer or novation.

20.	Set-off

Any sum of money at any time standing to the credit of the Borrower with the Bank in any currency upon any account or otherwise may be applied by the Bank, at any time after the occurrence of any Event of Default (without notice to the Borrower), in or towards the payment or discharge of any indebtedness now or subsequently owing to the Bank by the Borrower and the Bank may use any such money to purchase any currency or currencies required to effect such application.

21.	Notices
Every notice, request or other communication shall be:
(a)	in writing delivered personally, or by prepaid first class letter by, facsimile transmission or by overnightcourier;

(b)	deemed to have been received, in the case of a letter when delivered personally or 96 hours after it has been sent by first class post or, in the case of facsimile transmission, at the time of transmission with a facsimile transmission report or other appropriate evidence (provided that if the date of transmission is not a Business Day it shall be deemed to have been received at the opening of business on the next Business Day), or in the case of an overnight or similar courier, when actually received and shall be irrevocable; and

(c)	sent (i) to the Borrower at the address stated at the beginning of this Agreement and (ii) to the Bank at the branch address stated at the beginning of this Agreement, or to such other address in England as may be notified in writing by the relevant party to the other party.
All communications by the Borrower shall be effective only on actual receipt by the Bank.

The address for notices for the Bank is:
Barclays Bank PLC
Financial Services Team
Level 11
1 Churchill Place
London E14 5HP
United Kingdom
Attention: David Simpson

Phone: +44 (0) 20 7116 5352
Fax: +44 (0) 20 7116 7643
E mail: david.f.simpson@barclayscorporate.com

The address for notices for the Borrower is:

Cash America International Inc
1600 West 7th Street
Fort Worth
Texas 76102-2599
United States of America
Attention: Austin Nettle

Fax: +00 1 817 570 1733
22.	Determinations

All notifications or determinations given or made by the Bank under any Finance Document shall be conclusive and binding on the Borrower, except in any case of manifest error.

23.	Remedies and waivers

No delay or omission by the Bank in exercising any right or power under any Finance Document shall impair such right or power, and any single or partial exercise of it shall not preclude any other or further exercise of it or the exercise of any other right or power. The rights and remedies of the Bank under any Finance Document are cumulative and not exclusive of any right or remedy provided by law.

24.	Indemnity

24.1	The Borrower shall indemnify the Bank on demand (without prejudice to the Bank’s other rights) for any expense, loss or liability incurred by the Bank in consequence of (i) any failure by the Borrower to borrow in accordance with a notice of drawing given by it to the Bank, or (ii) any default or delay by the Borrower in the payment of any amount when due under any Finance Document, or (iii) the occurrence or continuance of any event referred to in clause 18 above, or (iv) all or part of an Advance being prepaid or becoming repayable otherwise than on the maturity of the then current Interest Period or the repayment date (as the case may be) applicable to such Advance, including, without limitation, any loss (including loss of margin), expense or liability sustained or incurred by the Bank in any such event in liquidating or re-deploying funds acquired or committed to fund, make available or maintain that Advance (or any part of it).

24.2	If, for any reason, any amount payable under any Finance Document is paid or is recovered in a currency (the “other currency”) other than that in which it is required to be paid (the “contractual currency”), then, to the extent that the payment to the Bank (when converted at the then applicable rate of exchange) falls short of the amount unpaid under any Finance Document, the Borrower shall, as a separate and independent obligation, fully indemnify the Bank on demand against the amount of the shortfall. For the purposes of this clause the expression “rate of exchange” means the rate at which the Bank is able as soon as practicable after receipt to purchase the contractual currency in London with the other currency.

25.	Illegality

If, at any time, the Bank determines that:
(a)	it is, or will become, unlawful for it to carry out any of its obligations towards the Borrower under this Agreement; or

(b)	a Reputation Risk Event occurs,
then, upon the Bank notifying the Borrower of such event arising or existing in connection with the Borrower or any person related to the Borrower or any Finance Document, the Borrower shall prepay, within 30 days after the date of notification or on such earlier date (if any) as the Bank shall certify to be necessary to comply with the relevant law or directive, any relevant Advances, together with any accrued interest thereon and all other sums due to the Bank under this Agreement.
26.	Governing Law and Jurisdiction

26.1	This Agreement shall be governed by and construed in accordance with English law.

26.2	The Borrower hereby irrevocably submits, for the exclusive benefit of the Bank, to the jurisdiction of the High Court of Justice in England (but without prejudice to the right of the Bank to commence proceedings against the Borrower in any other jurisdiction) and irrevocably waives any objections on the ground of venue or forum non conveniens or any similar grounds.

26.3	The Borrower irrevocably appoints Abogado Nominees Limited of 100 New Bridge Street, London EC4V 6JA to act as its agent for service process in England. Any writ, judgment or other notice of legal process shall be sufficiently served on the Borrower if delivered to such agent at its registered office (in the case of a company) or its existing or last known place of business or abode (in any other case).
This Agreement will take effect and be dated the date on which all the parties have executed this Agreement and if not the same date, the later date will prevail.

SCHEDULE 1
CONDITIONS PRECEDENT
(a)	this Agreement duly executed;

(b)	a certified true copy of a resolution of the Board of Directors of the Borrower:
(i)	accepting the Facility and this offer on the terms and conditions stated within this Agreement;

(ii)	authorising a specified person, or persons, to countersign and return to the Bank the enclosed duplicate of this Agreement; and

(iii)	specifying the names of those officers of the Borrower whose instructions (jointly or alone) the Bank is authorised to accept in all matters concerning the Facility and this offer once accepted, and

(iv)	containing confirmed specimens of the signatures of those officers referred to in (ii) and (iii) above, if not already known to the Bank;
(c)	written confirmation from Abogado Nominees Limited agreeing to act as agent of the Borrower for the service of process pursuant to clause 26.3;

(d)	payment of all fees due and payable by the Borrower, or evidence that the fees will be deducted from first drawdown of the Facility;

(e)	copies of all material authorisations required by the Borrower and CashEuroNet UK LLC to operate their businesses in the USA and in the United Kingdom

(f)	a legal opinion of the legal adviser of the Borrower in the relevant jurisdiction in a form acceptable to the Bank covering the following matters: due incorporation and good standing, power and capacity of the Borrower, legal, valid and binding obligations under local law and pari passu ranking.

SCHEDULE 2
DRAWDOWN NOTICE

To:	Barclays Bank PLC
From:	Cash America International Inc
Dated:	[ • ]
Dear Sirs
CASH AMERICAL INTERNATIONAL INC — £7,500,000 FACILITY AGREEMENT DATED [ • ] (The Agreement)
1.	We refer to the Agreement. This is a Drawdown Notice. Terms defined in the Agreement have the same meaning in this Drawdown Notice unless given a different meaning in this Drawdown Request.

2.	We wish to borrow a Loan on the following terms:

Proposed date of drawdown:	[ • ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	Sterling
Amount:	[ • ] or, if less, the available amount of the Facility
Interest Period:	[ • ]
3.	We confirm that each condition specified in clause 6.3 is satisfied on the date of this Drawdown Notice.

4.	The proceeds of this Loan should be credited to [account].

5.	This Drawdown Notice is irrevocable.
Yours faithfully

authorised signatory for
CASH AMERICA INTERNATIONAL INC

SCHEDULE 3
CALCULATION OF THE MANDATORY COST
1	The Mandatory Cost is an addition to the interest rate to compensate the Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Bank shall calculate, as a percentage rate, a rate per annum (the “Additional Cost Rate”) in accordance with the paragraphs set out below.

3	The Additional Cost Rate for the Bank if lending from a Facility Office in a Participating Member State will be the percentage notified by the Bank to the Borrower as being its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Facility Office.

4	The Additional Cost Rate for the Bank if lending from a Facility Office in the United Kingdom will be calculated as follows:

AB + C(B-D) + E x 0.01 100 - (A + C)	per cent. per annum
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Bank’s margin and the Mandatory Cost and, if the Loan is an overdue amount, the additional rate of interest specified in clause [8.2] payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which the Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Bank on interest bearing Special Deposits.

E	is designed to compensate the Bank for amounts payable under the Fees Rules and is calculated as the rate of charge payable by the Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Bank as being the average of the Fee Tariffs applicable to the Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Bank.
5	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded upward, if necessary, to the next 1/16%.

7	Any determination by the Bank pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Bank shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

8	The Bank may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

SIGNATORIES

Borrower CASH AMERICA INTERNATIONAL INC

By:	/s/ Austin D. Nettle, Vice President & Treasurer
Date: 5 June 2008

Bank BARCLAYS BANK PLC

By:	/s/ David Simpson
Date: 7 May 2008